Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contacts:

James S. Scibetta

Chief Financial Officer

Pacira Pharmaceuticals, Inc.

(973) 254-3570

Jennifer Beugelmans

Vice President, Investor Relations

Pure Communications, Inc.

(646) 596-7473

Media Contact:

Dan Budwick

Vice President, Media Relations

Pure Communications, Inc.

(973) 271-6085

Pacira Pharmaceuticals, Inc. Announces U.S. FDA Approval of EXPAREL™ For Postsurgical Pain Management

Company Will Host Conference Call Today, Oct. 31, 2011, to Discuss FDA Approval and Third Quarter Financial Results

Parsippany, N.J. Oct. 31, 2011 — Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX) announces that the U.S. Food and Drug Administration (FDA) has approved EXPAREL™ (bupivacaine liposome injectable suspension) 1.3% for administration into the surgical site to produce postsurgical analgesia. In a pivotal hemorrhoidectomy trial of EXPAREL compared to placebo, where all patients with inadequate pain control received opioids for rescue pain relief, EXPAREL demonstrated significant reductions in cumulative pain scores with an attendant decrease in opioid consumption for up to 72 hours.

“As a non-opioid local analgesic, EXPAREL represents an evolution in the management of postsurgical pain by providing analgesia for several days with a single intraoperative infiltration,” said Dave Stack, president and CEO of Pacira Pharmaceuticals, Inc. “This FDA approval is an important milestone for Pacira, as well as the millions of patients undergoing surgical procedures in the U.S. each year. We are excited to launch EXPAREL in the United States.”

EXPAREL is an innovative product that combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine for an extended period of time, providing analgesia with reduced opioid requirements for up to 72 hours. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics, which provide a relatively short duration of efficacy.

“The inability to effectively manage postsurgical pain is a challenge anesthesiologists and surgeons deal with on a daily basis,” said Harold Minkowitz, M.D., Department of Anesthesiology, Memorial Hermann Memorial City Medical Center, Houston, Texas. “Typically, the first 48 to 72 hours after surgery are the most difficult from a pain management perspective, so a product like EXPAREL, which can provide pain relief with reduced opioid consumption for up to 72 hours, represents a significant, much-needed addition to the currently available postsurgical pain management options.”

“This approval is welcome news for surgeons, for whom patient safety, comfort and satisfaction are of primary importance,” said Sonia Ramamoorthy, M.D., associate professor of surgery, University of California, San Diego. “Traditional opioid medications, while effective at providing pain relief, have a long list of unwanted side effects.  EXPAREL, a single dose administration, non-opioid therapy, has the potential to reduce or delay the use of opioids following inpatient and outpatient surgical procedures.”

Important Safety Information

The safety of EXPAREL has been evaluated in 21 clinical trials, which include over 1300 subjects in the safety database.  EXPAREL administered locally into the surgical site was evaluated in 10 randomized, double-blind clinical studies involving 823 patients undergoing various surgical procedures. Patients were administered a dose ranging from 66 mg to 532 mg of EXPAREL. EXPAREL is contraindicated in obstetrical paracervical block anesthesia. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. In these studies, the most common adverse reactions (incidence >10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at www.EXPAREL.com

Conference Call

As announced previously, Pacira will host its third quarter financial results conference call today, Monday, Oct. 31, 2011 at 9 a.m. ET and management expects to comment further on the FDA approval of EXPAREL. To participate in the live call by telephone, please dial 1-866-831-6272 (domestic) or 1-617-213-8859 (international) and provide the participant passcode 24414196. A telephone replay will be available for two weeks from the date of the live call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), and providing the passcode 74599996.

About Pacira

Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL (bupivacaine liposome injectable suspension), was approved for administration into the surgical site to produce postsurgical analgesia by the U.S. Food and Drug Administration in October 2011. EXPAREL and two other commercially available products utilize the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about EXPAREL’s potential, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: our plans to develop and commercialize EXPAREL; the success and timing of our commercial launch of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

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